Exhibit 99.1


        SCIENTIFIC GAMES ANNOUNCES COMPLETION OF REFINANCING TRANSACTIONS


NEW YORK, December 23, 2004 -- Scientific Games Corporation (NASDAQ: SGMS) announced that it successfully completed its previously announced refinancing transactions today, including entering into a new $250 million senior secured revolving credit facility and a new $100 million senior secured term loan credit facility. Under the terms of the new credit facilities, Scientific Games also has the ability to enter into incremental senior secured term loan credit facilities for an aggregate amount of up to $100 million at later dates for certain purposes.

Scientific Games also consummated (i) its tender offer and consent solicitation for its 12 1/2% Senior Subordinated Notes due 2010 (the "12 1/2% Notes"), with approximately $57.9 million aggregate principal amount of the 12 1/2% Notes (or 88.34% of the total outstanding), validly tendered prior to 5:00 p.m., New York City time, on December 22, 2004, and (ii) its private offerings of $200 million aggregate principal amount of 6.25% Senior Subordinated Notes due 2012 (the "New Notes") and $250 million aggregate principal amount of 0.75% Convertible Senior Subordinated Debentures due 2024 (the "Debentures"). The initial purchasers of the Debentures have notified Scientific Games that they are exercising their option to purchase an additional $25 million aggregate principal amount of Debentures.

Scientific Games indicated that all of the net proceeds from its offering of the Debentures, a portion of its borrowings under the new credit facilities and a portion of the net proceeds from its offering of the New Notes were used to pay in full the term loan outstanding under its previously existing senior credit facilities. Scientific Games also said that a portion of the net proceeds from its offering of the New Notes was used to pay for all of the 12 1/2% Notes tendered.

Scientific Games indicated that, upon purchase of the tendered 12 1/2% Notes, the supplemental indenture entered into in connection with the consent solicitation, amending the indenture governing the 12 1/2% Notes, became operative. Accordingly, substantially all of the restrictive covenants and certain related event of default provisions previously contained in that indenture have been eliminated. After giving effect to the purchase of the tendered 12 1/2% Notes, approximately $7.6 million aggregate principal amount of the 12 1/2% Notes remain outstanding.

Scientific Games has also entered into convertible bond hedge transactions with affiliates of the initial purchasers of the Debentures which are expected to reduce the potential dilution upon conversion of the Debentures.

This announcement is neither an offer to purchase, a solicitation of an offer to sell nor a solicitation of consents relating to the 12 1/2% Notes. This announcement is neither an offer to sell nor a solicitation of an offer to buy the Debentures, the common stock issuable upon conversion of the Debentures, or the New Notes. The Debentures, the common stock issuable upon conversion of the Debentures and the New Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws.



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Unless so registered, the Debentures, the common stock issuable upon conversion of the Debentures and the New Notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Scientific Games
Scientific Games Corporation is a leading integrated supplier of instant tickets, systems and services to lotteries, and a leading supplier of wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games' customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at http://www.scientificgames.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections and estimates. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.

Company Contact:  Lisa D. Lettieri
                  Scientific Games Corporation
                  212-754-2233

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